UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2011

ULURU Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49670	41-2118656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4452 Beltway Drive
Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(214) 905-5145
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On June 27, 2011, ULURU Inc. (the “Company”) filed with the Secretary of State of the State of Nevada a Certificate of Amendment to its Restated Articles of Incorporation (the "Certificate of Amendment"), effecting a reverse stock split of the Company's common stock, par value $0.001 per share, at a ratio of fifteen pre-reverse shares for one post-reverse share.  The reverse stock split will be effective on June 29, 2011.  The Company's stockholders approved the Certificate of Amendment at the reconvened Annual Meeting of Stockholders on June 16, 2011, and the Company's Board of Directors authorized the implementation of the reverse stock split on June 22, 2011.

As a result of the reverse stock split, every fifteen shares of the Company's issued and outstanding common stock will be combined into one share of common stock.  Any fractional shares that resulted from the reverse stock split will be paid in cash to the stockholder.  The reverse stock split will reduce the number of the Company's outstanding shares of common stock from approximately 87.3 million to approximately 5.8 million, on the date of effectiveness of such split.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, will send instructions to stockholders of record regarding the exchange of outstanding stock certificates for new book-entry stock representing post-split shares of common stock.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.  The Company issued a press release announcing the reverse stock split and is attached hereto as Exhibit 99.1 and incorporated herein by reference.  For further information related to the reverse stock split, please refer to ULURU’s definitive proxy statement as filed with the Securities and Exchange Commission on April 20, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to Restated Articles of Incorporation.
99.1	Press Release issued by ULURU Inc. dated June 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULURU Inc.

Date: June 28, 2011	By:	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Vice President and Chief Financial Officer